Exhibit 99.1

Jerome Adams Elected to Tronox Incorporated Board of Directors

Oklahoma City, Feb. 6, 2006 – Jerome J. Adams has been elected to the Tronox Incorporated (NYSE: TRX) board of directors, effective Feb. 2, 2006.

Adams, 60, retired senior vice president of administration for BMC Software, Inc., has nearly 40 years of experience in management, human resources and information technology.  Prior to joining BMC in 2002, he was with Shell Oil Co. for seven years, serving as general manager of corporate resources and services from 1999 to 2002, and general manager of learning and transformation services and director of Shell Management Development Center from 1995 to 1999.

From 1993 to 1995, Adams was vice president of organization development, compensation and benefits for USF&G Insurance Corp.  His prior experience also includes serving as director of the Center for Leadership and Management Development Benefits for TRW Space & Defense Sector, TRW, Inc., and manager of leadership and career programs for General Electric Co.

Adams began his career in 1967 as an infantry officer for the 82nd Airborne Division of the U.S. Army.  In 1977, he joined the U.S. Military Academy as professor of psychology and leadership.  He holds a bachelor’s degree in history from Morgan State University, a master’s degree in personnel management from George Washington University and a doctorate in organizational behavior from Purdue University.

In addition to Adams, the Tronox board includes six directors.

•                  Robert M. Wohleber, 54, serves as chairman of the Tronox board.  Wohleber is senior vice president and chief financial officer of Kerr-McGee Corp.  Prior to joining Kerr-McGee in 1999, Wohleber held various positions at the Freeport-McMoRan group of companies, including senior vice president and chief financial officer of Freeport-McMoRan Inc. and president, chief executive officer and director of Freeport-McMoRan Sulphur.

•                  Thomas W. Adams, 45, became chief executive officer of Tronox in September of 2005.  He previously served in various positions for Kerr-McGee, including president of Kerr-McGee Chemical, vice president and general manager of the pigment division, vice president of strategic planning and business development, vice president of acquisitions and vice president of information management and technology.  He joined Sun Oil Co., predecessor of Oryx Energy Company, in 1982.  Oryx and Kerr-McGee merged in 1999.

•                  Peter D. Kinnear, 58, joined the Tronox board in 2005.  He is executive vice president of FMC Technologies, Inc., a position that he has held since March 2004.  Kinnear joined FMC in 1971 and held several management positions prior to becoming vice president of FMC Corp. in 2000 and vice president of FMC Technologies, Inc. in 2001.  He serves on the boards of directors of the Petroleum Equipment Suppliers Association, National Ocean Industries Association, Ocean Energy Center and Spindletop.

•                  J. Michael Rauh, 56, vice president and controller of Kerr-McGee Corp., became a member of the Tronox board in 2005.  He joined Kerr-McGee in 1981 and served in various positions, including vice president and treasurer from 1996 to 2002 and vice president and controller from 1987 to 1996 and since 2002.

•                  Bradley C. Richardson, 46, joined the Tronox board in 2005 and serves as chair of the audit committee.  He is executive vice president finance and chief financial officer of Modine Manufacturing Co.  Before joining Modine in 2003, Richardson spent more than 20 years in a variety of financial and operational positions at BP Amoco (now BP).  Prior to his departure, he served as chief financial officer and vice president of performance management and control for BP’s worldwide exploration and production division.  Richardson also serves on the board of directors of Proliance International.

•                  Marty J. Rowland, 48, was named chief operating officer of Tronox in September of 2005.  Rowland joined Kerr-McGee in 2001 and served as plant manager for the company’s Hamilton, Miss., pigment plant, director of North American operations, and vice president of global pigment operations.  Rowland’s prior experience includes more than 20 years with E.I. DuPont.

Headquartered in Oklahoma City, Tronox is the world’s third-largest producer and marketer of titanium dioxide pigment, with an annual production capacity of 624,000 tonnes.  Titanium dioxide pigment is an inorganic white pigment used in paint, coatings, plastics, paper and many other everyday products.  The company’s five pigment plants, which are located in the United States, Australia, Germany and the Netherlands, supply high-performance products to more than 1,100 customers in approximately 100 countries.  In addition, Tronox produces electrolytic products, including sodium chlorate, electrolytic manganese dioxide, boron trichloride, elemental boron and lithium manganese oxide.  For information on Tronox, visit www.tronox.com.

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Media Contact:	Debbie Schramm
Direct: 405-775-5177
Cell: 405-830-6937
debbie.schramm@tronox.com

Investor Contact:	Robert Gibney
Direct: 405-775-5105
robert.gibney@tronox.com

06-03